                                                                                  EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

January 27, 2009                                                                                   For Further Information Contact:

Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces Results for 2008 and the Fourth Quarter

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc. (NASDAQ: WSBC), a Wheeling, West Virginia based multi-state bank holding company, today announced earnings for the fourth quarter and year ended December 31, 2008.

Net income for the year ended December 31, 2008 was $37.8 million while diluted earnings per common share were $1.42, as compared to $44.7 million or $2.09 per common share for 2007.  Earnings per common share for 2008 included the full effect of the issuance of additional shares of stock for the purchase of Oak Hill Financial, Inc. (“Oak Hill”) on November 30, 2007 and the accrual for the preferred stock dividend in December.  Net interest income increased 34.6% in 2008 due to higher earning assets and a 24 basis point improvement in the net interest margin; however, the provision for credit losses increased $24.1 million.  The provision exceeded net charge offs, therefore the allowance for loan losses increased $11.3 million to $49.8 million at December 31, 2008, or 1.38% of total loans.  The margin improvements were due primarily to a decline in the cost of funds greater than earning asset yields as market rates dropped throughout the year, while the increase in the provision for credit losses was primarily due to general economic conditions, particularly in our Ohio markets, resulting in higher loan delinquencies, non-performing loans and net charge-offs.  Total risk-based capital to risk-weighted assets increased to 14.78% at December 31, 2008, from 11.41% at December 31, 2007, which was enhanced in December by the issuance of $75 million in a new series of cumulative preferred stock.  For the fourth quarter of 2008, net income after preferred dividends was $5.5 million, or $0.21 per common share, as compared to $10.7 million or $0.47 per common share in the 2007 fourth quarter.

“We are pleased with our operating results for the year 2008 given the difficult operating environment.  Last week’s announcement of the acquisition of five branches in the Columbus area will provide a greater opportunity to utilize our strong capital position, while also permitting expanded lending in our markets” said Mr. Limbert.  “The net interest margin, and net interest income, have improved over the last year primarily as a result of our liability strategies and the acquisition of Oak Hill.  We continue to successfully implement our Oak Hill integration efforts, reducing non-interest expense since the first quarter of 2008, which was the first full quarter of combined operations, and we are continuing to realize the cost savings from the Oak Hill transaction.”

WesBanco Announces Results for 2008 and the Fourth Quarter                                                                                                 Page 2

Highlights for the fourth quarter and year ended December 31, 2008 include the following:

•
On December 5, 2008, WesBanco consummated its issuance of preferred stock and common stock warrants to the United States Treasury under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”).  The voluntary program for healthy financial institutions was created by the Treasury and signed into law in October in order to increase the flow of financing available for businesses and consumers through banks in support of the national economy, as well as shore up bank capital positions in the face of a difficult economic environment.  On December 5, 2008, WesBanco issued to the U.S. Treasury preferred stock in the aggregate amount of $75 million and warrants to purchase 439,282 shares of the Company’s common stock in accordance with the terms of the CPP.  WesBanco invested the proceeds into mortgage-backed securities, and it is the Bank’s intention over time to reinvest the cash flows from these investments into commercial and consumer loans.  In the fourth quarter, commercial and commercial real estate loans and home equity lines of credit increased by $43.7 million, which was partially offset by decreases in other loan categories.  Wesbanco also addressed mortgage delinquency in owner occupied residential and commercial loans by altering its policies to permit more flexibility in dealing with customer defaults.  The revised policies provide more discretion to lenders in working with customers to mitigate short term defaults and avoid unnecessary foreclosures.

•
Net interest income for 2008 increased 34.6% due to a 24 basis point increase in the net interest margin to 3.68%, and a 24.0% increase in average earning assets due to the acquisition of Oak Hill.  The increase in the net interest margin resulted from a 64 basis point decline in the cost of interest bearing liabilities.  This decrease in interest expense rates was due to the effect on WesBanco’s liability sensitive balance sheet of generally declining interest rates over the past eighteen months. The margin has also benefited from higher average non-interest bearing deposit balances, as a percentage of total deposits.  For the fourth quarter, the net interest margin increased to 3.71% from 3.40% in 2007’s same period, also due to lower interest expense costs, which, combined with the increased balance sheet size, provided a 28.6% increase in net interest income compared to the prior year’s quarter.

•
For 2008, non-interest income increased $4.4 million or 8.3%, primarily due to the acquisition of Oak Hill.  Service charges on deposits increased from greater use of fee based services and the larger customer base from Oak Hill, and ATM and debit card fees, as well as securities and insurance brokerage revenue, increased during the year.  These increases were partially offset by a decrease of 8.2% in trust fees primarily due to lower asset values and estate fees, although fee income held up well considering the significant decrease in asset values towards year-end. Losses on sales of OREO also increased in 2008 by $0.6 million.  Losses and market write downs relating to fixed assets in 2008 were $0.5 million compared to gains of $0.9 million in 2007.  Non-interest income decreased 9.8% in the fourth quarter of 2008 as compared to the same quarter in 2007 as asset losses, trust fee decreases and lower mortgage banking income offset increases in deposit account fee income.

•
The provision for credit losses in 2008 increased $24.1 million over 2007 to $32.6 million.  However, as a result of the year-to-date provision exceeding net charge offs by $11.3 million, the allowance for loan losses as a percent of total loans increased from 1.04% as of December 31, 2007 to 1.38% at December 31, 2008.  This additional provision is a reflection of changing economic conditions adversely impacting our market areas which have caused net charge-offs, loan delinquencies and non-performing loans to increase.  Economic conditions have generally worsened throughout the year and were exacerbated in the fourth quarter by a sharp increase in unemployment, record declines in the equity markets, and declining real estate values, particularly in the Ohio metropolitan markets. For all of 2008, net charge offs were 0.58% of average loans as compared to 0.28% for 2007.  The provision in the fourth quarter of 2008 was $15.0 million as compared to $3.8 million in the 2007 fourth quarter.  For the 2008 fourth quarter, net charge-offs were 0.96% of average loans as compared to 0.55% in the 2008 third quarter and 0.41% in the 2007 fourth quarter.  Net charge-offs were $8.7 million in the fourth quarter of 2008, and $21.3 million year to date.  Non-performing loans as a percent of total loans were 1.01% at December 31, 2008, 0.96% at September 30, 2008 and 0.54% at December 31, 2007.  In addition, loans past due 90 days or more and accruing were $18.8 million or 0.52% of total loans at December 31, 2008, $12.3 million or 0.34% for the third quarter of 2008 and $11.5 million or 0.31% for the fourth quarter of 2007.

WesBanco Announces Results for 2008 and the Fourth Quarter                                                                                             Page 3

•
Throughout 2008, WesBanco has been integrating the operations and systems of Oak Hill.  As a result, total non-interest expense in the fourth quarter of 2008 decreased 7.6% since the first quarter of 2008, the first full quarter of combined operations.  Non-interest expense for all of 2008 increased 28.4% primarily due to increases in salaries, benefits, facilities, merger and restructuring expenses of $3.9 million and other normal operating costs, and were consistent with the 31.8% increase in assets from September 30, 2007 to December 31, 2008, due primarily to the acquisition.  In addition, 2008 expenses included the costs of operating two separate bank charters and back offices through April, 2008, while reductions in Oak Hill staffing levels occurred mostly in the second quarter.  As a result of these and other staffing changes, full time equivalent employees decreased 4.0% from 1,562 at December 31, 2007 to 1,501 at the end of 2008.  Occupancy and equipment costs were affected during the period primarily by the acquisition, as well as two new branch facilities opened in 2007 and recent technology and other equipment upgrades. These increases were partially offset by the sale of five former Oak Hill branches and the closing of two additional branches during the second quarter of 2008.  For the fourth quarter, non-interest expenses increased 12.3% compared to the 2007 fourth quarter due to the acquisition, partially offset by integration savings and other focused strategies to reduce costs in the face of a deteriorating economy.

•
Total investments were substantially unchanged at December 31, 2008 as compared to December 31, 2007, but were up from September 30, 2008 as a result of the aforementioned initial use of the TARP proceeds.  The portfolio is primarily comprised of agency, agency mortgage-backed securities and rated, insured state and municipal securities. WesBanco has no exposure to government-sponsored enterprise preferred stocks and collateralized debt obligations, and only an immaterial amount of corporate debt and equity securities and non-agency collateralized mortgage obligations. Total gross unrealized security losses within the portfolio were a low $1.7 million or 0.2% of total available for sale securities at December 31, 2008, while the total gross unrealized gain on the available-for-sale portfolio increased from $11.9 million at December 31, 2007 to $19.3 million at December 31, 2008.

•
Through December 31, 2008 portfolio loans decreased 3.1% compared to the end of 2007 primarily due to the continued focus on maintaining appropriate interest margins on new loans, continuing efforts to maintain or improve credit quality, diminished lending in certain consumer indirect loans and the Bank’s strategy of reducing existing residential mortgage loans and selling most new residential mortgage loan originations. Portfolio loans increased $6.4 million in the 2008 fourth quarter as compared to September 30, 2008, primarily through some improvement in lending opportunities in the commercial category and fewer prepayments of commercial real estate loans.

•
For all of 2008, total deposits decreased $404.0 million or 10.3% compared to December 31, 2007.  The decrease was primarily in certificates of deposit and money market accounts as WesBanco attempted to aggressively reduce its cost of funds and change its deposit mix in the current volatile interest rate environment, while facing irrationally high-rate competition in many of its markets.  Total deposits were slightly lower in the fourth quarter as compared to the third quarter of 2008, decreasing 0.5%.

WesBanco Announces Results for 2008 and the Fourth Quarter                                                                                            Page 4

•
At December 31, 2008, FHLB borrowings increased $191.1 million or 47.1% from December 31, 2007. The average cost of FHLB borrowings in the fourth quarter of 2008 was 3.89%, as compared to 4.30% for the same period in 2007.  Throughout 2008, the Bank continued to manage deposit rates, particularly in markets where larger banks are aggressively pursuing higher cost CD’s and MMDA’s, and used more reasonably priced wholesale term borrowings as part of its strategy to improve the net interest margin.

•
The provision for income taxes decreased $3.5 million in 2008 due to a decrease in pre-tax income and a decrease in the effective tax rate.  For 2008 the effective tax rate decreased to 10.5% as compared to 15.2% in 2007 due primarily to a higher percentage of tax-exempt income to total income, the benefit of certain tax credits including New Market Tax Credits awarded to WesBanco Bank through the former Oak Hill Bank and other adjustments related to a reduction of certain tax reserves associated with uncertain tax positions and filed tax returns.

•
Total tangible equity to tangible assets increased to 7.90% at December 31, 2008 from 5.96% at December 31, 2007.  Retention of earnings and the December 2008 sale of preferred stock and warrants under the TARP program and the lack of any repurchase of shares in 2008 contributed to this improvement in the Bank’s capital position.  No shares other than for certain benefit plans may be repurchased under the terms of the CPP while such investment remains outstanding without permission from  the Treasury, and no dividend increases are permitted.  The company continues to post strong and improving regulatory capital ratios of 10.28% tier I leverage capital ratio, 13.53% tier I risk-based capital ratio, and 14.78% total risk-based capital ratio.  Historically, these ratios for the company have exceeded the ratios of many peers and the bank continues to maintain a well capitalized position as defined by regulations.  WesBanco is participating in the government senior unsecured debt guarantee program and the FDIC insurance expansion to certain non-interest bearing and interest-bearing demand deposits, since these programs are available to all healthy financial institutions.  No decision has yet been made about the issuance of any new guaranteed debt.

WesBanco entered into a purchase agreement with AmTrust Financial Corporation ("AmTrust”) on January 21, 2009 to purchase all five of AmTrust's Columbus, Ohio branches.  As part of the agreement, WesBanco will assume all of the deposit liabilities of approximately $600 million as of January 20, 2009, pay a deposit premium of approximately $20.9 million and buy or assume the leases of the related fixed assets of the branches.  WesBanco will not acquire loans as part of the transaction, and will operate the acquired branches under the WesBanco Bank name, joining eight other Columbus area branches already owned by the Bank.  The transaction will move WesBanco into the top ten in deposit market share in Columbus.  Closing of the transaction, subject to certain regulatory approvals, is anticipated to occur late in the first quarter of 2009.

WesBanco is a multi-state bank holding company with total assets of approximately $5.2 billion, operating through 109 locations and 139 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

WesBanco Announces Results for 2008 and the Fourth Quarter                                                                                                Page 5

Forward-looking Statements

Forward-looking statements in this report relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this report should be read in conjunction with WesBanco’s Form 10-K for the year ended December 31, 2007 and Form 10-Q as of September 30, 2008 filed with the Securities and Exchange Commission (“SEC”), which is available at the SEC’s website www.sec.gov or at WesBanco’s website, www.wesbanco.com.  Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s most recent Annual report on Form 10-K filed with the SEC under Part I, Item 1A. Risk Factors.  Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to WesBanco and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the SEC, the Financial Institution Regulatory Authority and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; adverse decisions of federal and state courts; fraud, scams and schemes of third parties; internet hacking; competitive conditions in the financial services industry; rapidly changing technology affecting financial services, marketability of debt instruments and corresponding impact on fair value adjustments; regulatory approval and closing of the  acquisition of the AmTrust branches; and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 6
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,			December 31,
Statement of income	2008	2007	% Change	2008	2007	% Change
Interest income	$ 67,722	$ 63,928	5.93%	$ 281,766	$ 236,393	19.19%
Interest expense	26,875	32,154	(16.42%)	121,229	117,080	3.54%
Net interest income	40,847	31,774	28.55%	160,537	119,313	34.55%
Provision for credit losses	15,044	3,832	292.59%	32,649	8,516	283.38%
Net interest income after provision for
credit losses	25,803	27,942	(7.66%)	127,888	110,797	15.43%
Non-interest income
Trust fees	3,181	4,048	(21.42%)	14,883	16,212	(8.20%)
Service charges on deposits	6,084	5,348	13.76%	23,986	18,345	30.75%
Net securities gains/(losses)	374	204	83.33%	1,556	943	65.01%
Other income	2,851	4,242	(32.79%)	16,921	17,439	(2.97%)
Total non-interest income	12,490	13,842	(9.77%)	57,346	52,939	8.32%
Non-interest expense
Salaries and employee benefits	17,292	15,577	11.01%	72,124	57,401	25.65%
Net occupancy	2,428	2,098	15.73%	10,462	7,969	31.28%
Equipment	2,782	1,998	39.24%	10,968	7,656	43.26%
Amortization of intangible assets	939	704	33.38%	3,810	2,485	53.32%
Marketing expense	1,210	1,115	8.52%	5,668	4,482	26.46%
Merger and restructuring expenses	701	635	10.39%	3,945	635	521.26%
Other operating expenses	8,377	7,906	5.96%	35,647	30,418	17.19%
Total non-interest expense	33,729	30,033	12.31%	142,624	111,046	28.44%
Income before provision for income taxes	4,564	11,751	(61.16%)	42,610	52,690	(19.13%)
Provision for income taxes	(1,257)	1,087	(215.64%)	4,493	8,021	(43.98%)
Net income	$ 5,821	$ 10,664	(45.41%)	$ 38,117	$ 44,669	(14.67%)
Preferred dividends	293	-	100.00%	293	-	100.00%
Net Income available to Common Shareholders	$ 5,528	$ 10,664	(48.16%)	$ 37,824	$ 44,669	(15.32%)

Taxable equivalent net interest income	$ 42,792	$ 33,752	26.78%	$ 168,359	$ 127,143	32.42%

Per common share data
Net income available per common share - basic	$ 0.21	$ 0.47	(55.32%)	$ 1.42	$ 2.09	(32.06%)
Net income available per common share - diluted	$ 0.21	$ 0.47	(55.32%)	$ 1.42	$ 2.09	(32.06%)
Dividends declared	$ 0.28	$ 0.275	1.82%	$ 1.12	$ 1.10	1.82%
Book value (period end)				$ 24.82	$ 21.86	13.56%
Tangible book value (period end)				$ 14.74	$ 11.44	28.83%
Tangible common book value (period end)				$ 12.02	$ 11.44	5.03%
Average common shares outstanding - basic	26,560,889	22,544,167	17.82%	26,551,467	21,343,302	24.40%
Average common shares outstanding - diluted	26,579,724	22,551,781	17.86%	26,563,320	21,375,377	24.27%
Period end common shares outstanding				26,560,889	26,547,073	0.05%
Period end preferred shares outstanding				75,000	-	100.00%

Selected ratios
Return on average assets	0.42%	0.96%	(55.84%)	0.72%	1.09%	(33.58%)
Return on average equity	3.59%	9.09%	(60.54%)	6.37%	10.63%	(40.10%)
Return on average common equity	3.72%	9.09%	(59.13%)	6.43%	10.63%	(39.55%)
Yield on earning assets (1)	6.04%	6.63%	(8.90%)	6.32%	6.61%	(4.39%)
Cost of interest bearing liabilities	2.65%	3.65%	(27.40%)	2.96%	3.60%	(17.78%)
Net interest spread (1)	3.39%	2.98%	13.76%	3.36%	3.01%	11.63%
Net interest margin (1)	3.71%	3.40%	9.12%	3.68%	3.44%	6.98%
Efficiency (1)	61.01%	63.10%	(3.31%)	63.19%	61.66%	2.48%
Average loans to average deposits	101.75%	94.79%	7.35%	99.52%	95.28%	4.45%
Annualized net loan charge-offs/average loans	0.96%	0.41%	133.08%	0.58%	0.28%	108.17%
Effective income tax rate	(27.54%)	9.25%	NM	10.54%	15.22%	(30.72%)

(1) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.
NM - Not Meaningful.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 7
(unaudited, dollars in thousands)					% Change
Balance sheet (period end)	December 31,			September 30,	December 31, 2008
Assets	2008	2007	% Change	2008	to Sept. 30, 2008
Cash and due from banks	$ 76,024	$ 128,855	(41.00)%	$ 109,364	(30.49)%
Due from banks - interest bearing	65,145	1,364	4,676.03	17,464	273.02
Fed Funds sold	-	276	100.00	-	100.00
Securities	935,588	937,084	(0.16)	867,414	7.86

Loans held for sale	3,875	39,717	(90.24)	5,165	(24.98)
Portfolio Loans:
Commercial and commercial real estate	2,209,925	2,188,216	0.99	2,173,073	1.70
Residential real estate	856,999	975,151	(12.12)	881,695	(2.80)
Consumer and home equity	537,385	557,182	(3.55)	543,152	(1.06)
Total portfolio loans	3,604,309	3,720,549	(3.12)	3,597,920	0.18
Allowance for loan losses	(49,803)	(38,543)	29.21	(43,480)	14.54
Net portfolio loans	3,554,506	3,682,006	(3.46)	3,554,440	0.00
Premises and equipment, net	93,693	94,143	(0.48)	95,033	(1.41)
Goodwill	254,202	257,199	(1.17)	254,494	(0.11)
Core deposit intangible, net	13,681	19,531	(29.95)	14,620	(6.42)
Other assets	225,327	224,151	0.52	231,943	(2.85)
Total Assets	$ 5,222,041	$ 5,384,326	(3.01)%	$ 5,149,937	1.40%

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$ 486,752	$ 519,287	(6.27)%	$ 489,309	(0.52)%
Interest bearing demand deposits	429,414	416,470	3.11	442,478	(2.95)
Money market accounts	479,256	612,089	(21.70)	505,522	(5.20)
Savings deposits	423,830	440,358	(3.75)	429,502	(1.32)
Certificates of deposit	1,684,664	1,919,726	(12.24)	1,654,635	1.81
Total deposits	3,503,916	3,907,930	(10.34)	3,521,446	(0.50)
Federal Home Loan Bank borrowings	596,890	405,798	47.09	613,142	(2.65)
Short-term borrowings	297,805	329,515	(9.62)	271,084	9.86
Junior subordinated debt	111,110	111,024	0.08	111,089	0.02
Other liabilities	52,964	49,740	6.48	47,790	10.83
Shareholders' equity (1)	659,356	580,319	13.62	585,386	12.64
Total Liabilities and Shareholders' Equity	$ 5,222,041	$ 5,384,326	(3.01)%	$ 5,149,937	1.40%

Average balance sheet and
net interest margin analysis	Three months ended December 31,				For the year ended December 31,
	2008		2007		2008		2007
	Average	Average	Average	Average	Average	Average	Average	Average
Assets	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Due from banks - interest bearing	$ 40,819	2.36%	$ 2,300	3.79%	$ 35,702	2.71%	$ 1,749	2.57%
Loans, net of unearned income	3,601,413	6.22%	3,115,398	6.86%	3,648,968	6.49%	2,906,197	6.85%
Securities:
Taxable	562,479	4.94%	462,911	5.18%	522,523	5.38%	414,792	4.99%
Tax-exempt	337,436	6.59%	337,413	6.65%	328,755	6.80%	334,332	6.68%
Total securities	899,915	5.56%	800,324	5.80%	851,278	5.93%	749,124	5.75%
Federal funds sold	14,121	0.82%	9,814	4.85%	13,512	2.21%	16,005	5.19%
Other earning assets (2)	35,646	0.82%	22,103	5.94%	31,464	2.93%	21,766	5.59%
Total earning assets	4,591,914	6.04%	3,949,939	6.63%	4,580,924	6.32%	3,694,841	6.61%
Other assets	595,932		476,134		643,518		405,956
Total Assets	$ 5,187,846		$ 4,426,073		$ 5,224,442		$ 4,100,797

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 445,687	0.66%	$ 382,749	1.34%	$ 433,661	1.11%	$ 357,616	1.31%
Money market accounts	492,289	1.33%	467,236	2.85%	472,634	1.76%	395,017	2.75%
Savings deposits	425,248	0.59%	414,918	1.24%	504,335	0.61%	423,485	1.32%
Certificates of deposit	1,675,054	3.46%	1,597,720	4.67%	1,758,124	3.91%	1,481,014	4.60%
Total interest bearing deposits	3,038,278	2.30%	2,862,623	3.43%	3,168,754	2.68%	2,657,132	3.36%
Federal Home Loan Bank borrowings	605,953	3.89%	323,095	4.30%	520,636	3.97%	320,247	4.12%
Short-term borrowings	277,316	2.23%	211,460	4.31%	289,541	2.90%	181,539	4.82%
Junior subordinated debt	111,100	6.56%	95,519	6.62%	111,063	6.43%	89,623	6.53%
Total interest bearing liabilities	4,032,647	2.65%	3,492,697	3.65%	4,089,994	2.96%	3,248,541	3.60%
Non-interest bearing demand deposits	501,087		423,863		497,681		393,040
Other liabilities	40,952		44,034		42,766		38,984
Shareholders' equity	613,160		465,479		594,001		420,232
Total Liabilities and Shareholders' Equity	$ 5,187,846		$ 4,426,073		$ 5,224,442		$ 4,100,797

Taxable equivalent net interest spread		3.39%		2.98%		3.36%		3.01%
Taxable equivalent net interest margin		3.71%		3.40%		3.68%		3.44%

(1) Shareholders equity at December 31, 2008 includes preferred stock and warrants issued to the U.S. Treasury in the amount of $72.3 million, net of discount, and $2.7 million, respectively.
(2) Federal Home Loan Bank stock and equity securities that do not have readily determinable fair market values.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 8
(unaudited, dollars in thousands, except per share amounts)

	Quarter Ended
	Dec. 31,	Sept. 30,	June 30,	Mar 31,	Dec. 31,
Statement of income	2008	2008	2008	2008	2007
Interest income	$ 67,722	$ 68,675	$ 70,588	$ 74,693	$ 63,928
Interest expense	26,875	28,388	29,929	36,105	32,154
Net interest income	40,847	40,287	40,659	38,588	31,774
Provision for credit losses	15,044	6,457	5,723	5,425	3,832
Net interest income after provision for
credit losses	25,803	33,830	34,936	33,163	27,942
Non-interest income
Trust fees	3,181	3,639	3,939	4,124	4,048
Service charges on deposits	6,084	6,280	6,020	5,586	5,348
Net securities gains	374	276	400	505	204
Other income	2,851	4,775	4,432	4,890	4,242
Total non-interest income	12,490	14,970	14,791	15,105	13,842
Non-interest expense
Salaries and employee benefits	17,292	18,042	18,223	18,601	15,577
Net occupancy	2,428	2,511	2,435	2,967	2,098
Equipment	2,782	2,739	2,862	2,383	1,998
Core deposit intangibles	939	950	908	1,013	704
Marketing expense	1,210	2,078	1,211	1,170	1,115
Merger and restructuring expenses	701	539	1,656	1,047	635
Other operating expenses	8,377	9,306	8,775	9,333	7,906
Total non-interest expense	33,729	36,165	36,070	36,514	30,033
Income before provision for income taxes	4,564	12,635	13,657	11,754	11,751
Provision for income taxes	(1,257)	1,126	2,373	2,251	1,087
Net income	$ 5,821	$ 11,509	$ 11,284	$ 9,503	$ 10,664
Preferred dividends	293	-	-	-	-
Net Income available to Common Shareholders	$ 5,528	$ 11,509	$ 11,284	$ 9,503	$ 10,664

Taxable equivalent net interest income	$ 42,792	$ 42,220	$ 42,557	$ 40,634	$ 33,752

Per common share data
Net income per common share - basic	$ 0.21	$ 0.43	$ 0.42	$ 0.36	$ 0.47
Net income per common share - diluted	$ 0.21	$ 0.43	$ 0.42	$ 0.36	$ 0.47
Dividends declared	$ 0.28	$ 0.28	$ 0.28	$ 0.280	$ 0.275
Book value (period end)	$ 24.82	$ 22.04	$ 21.98	$ 22.15	$ 21.86
Tangible book value (period end)	$ 14.74	$ 11.91	$ 11.79	$ 11.81	$ 11.44
Tangible common book value (period end)	$ 12.02	$ 11.91	$ 11.79	$ 11.81	$ 11.44
Average common shares outstanding - basic	26,560,889	26,550,318	26,547,498	26,547,073	22,544,167
Average common shares outstanding - diluted	26,579,724	26,561,874	26,553,724	26,556,104	22,551,781
Period end common shares outstanding	26,560,889	26,560,889	26,547,697	26,547,073	26,547,073
Period end preferred shares outstanding	75,000	-	-	-	-
Full time equivalent employees	1,501	1,519	1,539	1,566	1,562

Selected ratios
Return on average assets	0.42%	0.88%	0.87%	0.72%	0.96%
Return on average equity	3.59%	7.78%	7.67%	6.55%	9.09%
Return on average common equity	3.72%	7.78%	7.67%	6.55%	9.09%
Yield on earning assets (1)	6.04%	6.18%	6.40%	6.58%	6.63%
Cost of interest bearing liabilities	2.65%	2.80%	2.95%	3.45%	3.65%
Net interest spread (1)	3.39%	3.38%	3.45%	3.13%	2.98%
Net interest margin (1)	3.71%	3.70%	3.75%	3.48%	3.40%
Efficiency (1)	61.01%	63.24%	62.99%	65.46%	63.10%
Average loans to average deposits	101.75%	101.25%	98.52%	96.74%	94.79%
Trust Assets, market value at period end	$ 2,400,211	$ 2,732,514	$ 2,921,768	$ 2,951,052	$ 3,084,145

(1) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights	Page 9
(unaudited, dollars in thousands)
Quarter Ended
Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
Asset quality data	2008	2008	2008	2008	2007
Non-performing assets:
Non-accrual loans	$ 31,737	$ 34,384	$ 29,660	$ 26,530	$ 19,858
Renegotiated loans	4,559	-	-	-	-
Total non-performing loans	36,296	34,384	29,660	26,530	19,858
Other real estate and repossessed assets	2,554	2,800	2,751	3,457	3,998
Total non-performing assets	$ 38,850	$ 37,184	$ 32,411	$ 29,987	$ 23,856
Loans past due 90 days or more and accruing	18,810	12,274	15,213	14,000	11,526
Loans past due 30 - 89 days	35,606	34,973	33,780	43,819	40,798
Total non-performing assets and loans past due	$ 93,266	$ 84,431	$ 81,404	$ 87,806	$ 76,180

Loans past due 30 - 89 days/total loans	0.99%	0.97%	0.93%	1.20%	1.10%
Loans past due 90 days or more and
accruing / total loans	0.52%	0.34%	0.42%	0.38%	0.31%
Total loans past due and accruing/total loans	1.51%	1.31%	1.35%	1.58%	1.41%
Non-performing loans/total loans	1.01%	0.96%	0.82%	0.72%	0.53%
Non-performing loans and loans past due/
total loans	2.52%	2.27%	2.16%	2.30%	1.94%

Non-performing assets/total loans, other
real estate and repossessed assets	1.08%	1.03%	0.89%	0.82%	0.64%
Non-performing loans and loans past due 90
days or more/total loans	1.53%	1.30%	1.23%	1.11%	0.85%

Allowance for loan losses
Allowance for loan losses	$ 49,803	$ 43,480	$ 41,852	$ 40,234	$ 38,543
Provision for loan losses	15,000	6,549	5,700	5,275	3,807
Net loan charge-offs	8,652	4,947	4,087	3,584	3,316
Annualized net loan charge-offs /average loans	0.96%	0.55%	0.45%	0.39%	0.41%
Allowance for loan losses/total loans	1.38%	1.21%	1.15%	1.10%	1.04%
Allowance for loan losses/non-performing loans	1.37	x	1.26	x	1.41	x	1.52	x	1.94	x
Allowance for loan losses/non-performing loans and
past due 90 days or more	0.90	x	0.93	x	0.93	x	0.99	x	1.23	x

Quarter Ended
Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
2008	2008	2008	2008	2007
Capital ratios
Tier I leverage capital	10.28%	8.81%	8.63%	7.87%	9.90%
Tier I risk-based capital	13.53%	11.36%	11.17%	10.90%	10.43%
Total risk-based capital	14.78%	12.51%	12.28%	11.96%	11.41%
Shareholders' equity to assets	11.82%	11.37%	11.34%	10.96%	10.35%
Tangible equity to tangible assets (1)	7.90%	6.48%	6.29%	6.23%	5.96%
Tangible common equity to tangible assets (1)	6.44%	6.48%	6.29%	6.23%	5.96%

(1) Tangible equity is defined as shareholders' equity less goodwill and other intangible assets, and tangible assets are defined as total assets less goodwill and other intangible assets. Tangible common equity also excludes preferred stock, net of discount. The calculation is based on period end balances.